EXHIBIT 2.1

                         SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT is entered into as of this 15th day of November, 2004, by and between The President Riverboat Casino-Mississippi, Inc. ("PRC-Mississippi"), Vegas Vegas, Inc. ("VVI") (each a debtor in Case No. 02-53005-172 pending in the United States Bankruptcy Court for the Eastern District of Missouri (the "Bankruptcy Court")), President Broadwater Hotel, LLC ("PBLLC") (collectively with PRC-Mississippi and VVI, "Sellers"), on the one hand, and Broadwater Properties, LLC ("Purchaser"), on the other hand, for the sale and purchase of the owned and leased real property and businesses commonly known as the President Casino Broadwater Resort in Biloxi, Mississippi (the "Resort").

                                  BACKGROUND

The Sellers and Purchaser have negotiated toward a sale of the Resort, pursuant to a letter of interest furnished to Sellers by Purchaser together with an earnest money deposit of One Million Dollars ($1,000,000) (the "Deposit"), which is held in escrow for the parties by US Bank National Association as escrow agent (the "Escrow Agent"); and the Sellers and Purchaser have reached an agreement concerning the sale of the Resort, the terms of which are set forth herein, and which sale is subject to higher and better offers for the Resort from interested third parties.

NOW, THEREFORE, the Sellers and Purchaser hereby agree as follows:

                                  ARTICLE 1

                       AGREEMENT FOR PURCHASE AND SALE

1.1 Assets to be Purchased. Subject to the terms and conditions of this Agreement and all necessary approvals of the Bankruptcy Court and others as set forth herein, the respective Sellers agree to sell and cause to be conveyed and/or assigned to Purchaser, as applicable, and Purchaser agrees to purchase and/or assume, as applicable, the following assets of Sellers (collectively, the "Assets"):

  (a) The real property (including leasehold and easement interests) of PBLLC generally described as the President Casino Broadwater Resort, 2110 Beach Boulevard, Biloxi, Mississippi 39531, and all buildings, improvements, appurtenances and hereditaments of PBLLC pertaining thereto, generally consisting of an assembled 73-acre property on which is located an 18 hole golf course ("Golf Course") and a 330-room hotel with banquet and meeting room facilities ("Resort Hotel"), all more particularly described as Parcels 1, 2A, 2B, 3, 5, 6, 7 and 8 on Schedule 1.1(a) (the "Land");

  (b) All of PBLLC's right, title and interest, if any, as lessee of Ocean Beach Club of Biloxi, LLC, in and to the Broadwater Tower Hotel Lease and PBLLC's leasehold estate created thereby, covering the 179-room Broadwater Tower Hotel (the "Tower Hotel"), as more particularly described on Schedule 1.1(b) (the "Broadwater Tower Leasehold");

  (c) All of PBLLC's right, title and interest, as lessee of the State of Mississippi or agencies thereof, in and to the Fastlands Lease and the Tidelands Lease, and PBLLC's leasehold estates created thereby, more particularly described as Parcel 4 on Schedule 1.1(a) (the "Public Leaseholds"), together with all improvements thereon situated, including but not limited to a 111-slip marina, inclusive of the space occupied by the Vessel (the "Marina");

  (d) The M/V President-Casino-Broadwater, U.S.C.G. serial no. 995650 (the "Vessel"), owned by PRC-Mississippi and used in the operation of a gaming casino located at the property covered by the Tidelands Lease and Fastlands Lease as defined in Section 6.1(d) below (the "Casino", and collectively with the Golf Course, the Resort Hotel, the Tower Hotel and the Marina, the "Businesses");

  (e) All tangible personal property of PRC-Mississippi located on, attached or appurtenant to or used in connection with the Casino of PRC-Mississippi (the "Casino Personal Property"), including, but not limited to, the following:

    (i) All gambling games, slot machines, tables and other gaming equipment that are used in the operation of the Casino, together with PRC-Mississippi's inventory of gaming chips, tokens, scrip, markers, gaming supplies and other items held for use at the Casino in the ordinary course of business (the "Gaming Equipment");

    (ii) All cash on board the Vessel and on hand at the resort Hotel, Tower Hotel, Marina and Golf Course as of the Closing (the "Cage Cash");

    (iii) (A) all items falling within the classification of "Inventories" in ledger accounts 13100-001 through 13180-001 as reflected in the detail balance sheet of PRC-Mississippi as of October 31, 2004, a copy of which is attached hereto as Schedule 1.2(b)-1 (the "PRC-Mississippi Detail Balance Sheet"), (B) all items falling within the classification of "Receivables" in ledger accounts 11205-001 through 11265-001 as reflected in the PRC-Mississippi Detail Balance Sheet, and
(C) all items falling within the classification of "Prepaid Expenses" in ledger accounts 14100-001 through 14170-001 as reflected in the PRC-Mississippi Detail Balance Sheet (together with all cash on board the Vessel, the "PRC-Mississippi Current Assets"); and

    (iv) Furniture, fixtures, equipment, including those held by Seller in connection with its food service and dining facility located on the Vessel; all uniforms and apparel; all shelving, racks, cash registers and other supplies used in the operation of the gift shop on the Vessel; all appliances, racks, trays, crockery, plates, cutlery, flatware, cookware, serving ware, utensils, uniforms, napkins, linens and other tangible personal property held by Seller for use in connection with its food service and dining facilities on the Vessel; all courtesy vehicles; all life saving equipment (including life boats and inflatable boats), supplies held for consumption in the operation of the Vessel, and radio equipment and spare parts relating to any of the foregoing;

  (f) With respect to the Tower Hotel, Resort Hotel, Golf Course and Marina, (A) all items falling within the classification of "Inventories" in ledger accounts 00-1201 through 00-1253 as reflected in the detail balance sheet of PBLLC as of October 31, 2004, a copy of which is attached hereto as Schedule 1.2(b)-2 (the "PBLLC Detail Balance Sheet"),
(B) all items falling within the classification of "Accounts Receivable" in ledger accounts 00-1101 through 00-1119 as reflected in the PBLLC Detail Balance Sheet, and (C) all items falling within the classification of "Current Prepaids" in ledger accounts 00-1410 through 00-1496 as reflected in the PBLLC Detail Balance Sheet (together with the cash on hand at the Marina, Resort Hotel, Tower Hotel and Golf Course, the "PBLLC Current Assets");

  (g) All fixed assets and supplies of PBLLC located on or used in connection with the Tower Hotel and Resort Hotel (the "Hotel Personal Property"), including, but not limited to, the following:

    (i) Furniture, fixtures, equipment, including those held by Seller for use in connection with the food service, dining, banquet and meeting room facilities at the Tower Hotel and Resort Hotel, courtesy vehicles, vans, maintenance equipment, audio systems, entertainment systems and spare parts relating to any of the foregoing; and

    (ii) All hospitality items, uniforms, apparel, linens, towels and sundries; all shelving, racks, cash registers and other supplies used in the operation of the gift shop located at the Hotels; all appliances, racks, trays, flatware, cookware, serving ware, crockery, plates, cutlery, utensils, uniforms, napkins, linens and other tangible personal property held for use in connection with the food service, dining, banquet and meeting room facilities.

  (h) All fixed assets and supplies of PBLLC used in the operation of the Golf Course (the "Golf Course Personal Property"), including, but not limited to, furniture, fixtures, clubhouse assets, carts, maintenance equipment and supplies and spare parts relating thereto, all groundskeeper tools;

  (i) All tangible personal property used in the operation of the Marina (the "Marina Personal Property"), including, but not limited to, furniture, fixtures, equipment, tanks, pumps, lifts, hoists, boats used in operations, supplies held for consumption in the operation of the Marina, boathouse assets, maintenance equipment and spare parts relating thereto;

  (j) All of Sellers' rights, title and interest in and to the executory leases and contracts of Sellers, not previously listed above, which are either (i) leases and contracts listed on Schedule 1(i), which schedule shall be subject to the parties' mutual agreement and attached hereto prior to the expiration of the Inspection Period (as hereinafter defined) and which will be assumed by Seller subject to entry of an order of the Bankruptcy Court, (ii) post-petition leases and contracts relating to the operation of the Businesses which will be assigned by the applicable Seller to Purchaser at the Closing at Purchaser's request, subject to any necessary third party consent, or (iii) contracts to which PBLLC is a party, which will be assigned by PBLLC to Purchaser at the Closing at Purchaser's request, subject to any applicable third-party consent (collectively, the "Executory Contracts");

  (k) [Intentionally omitted]

  (l) All of Sellers' transferable rights, title and interest in and to licenses, permits, approvals, registrations, consents and authorizations pertaining to the Resort, including, without limitation, those listed in
Schedule 1(l);

  (m) (i) All of Seller's right, title and interest in and to the Biloxi Bucks and Crazy Quarters registered trademarks and the goodwill of Seller's business relating thereto, (ii) the rights to use the name "President Casino" within a 100-mile radius of the Resort ("Territory") and/or use of the name "Broadwater" in connection with the operation of the Resort and each of the Businesses, and (iii) the rights to use within the Territory each other trademark and service mark of the Businesses listed on Schedule 1(m), trade secrets, copyrights, applications therefor, intellectual property licenses (both as licensor and licensee), franchises, discoveries, know-how and all goodwill of the respective Businesses associated therewith (collectively, the "Intellectual Property"; and to the extent Seller's parent company owns any interest in such Intellectual Property, Seller shall cause such parent company to deliver the same at the time of the Closing;

  (n) All of Sellers' transferable rights, title and interest in and to all post office boxes, e-mail addresses, telephone and facsimile numbers and domain names held for use in connection with the operation of the Resort and any of the Businesses; and

  (o) To the extent relating to Sellers' marketing and operation of the Resort or the Businesses, all books, records, files and papers, whether in hard copy or computer format, including, without limitation, books of account, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, personnel and employment records of present or former employees, and documentation developed or used for accounting or marketing purposes.

1.2 Excluded Assets. The following assets of Sellers shall be excluded from the Assets:

  (a) [Intentionally Omitted];

  (b) Officer and crew personal effects;

  (c) All non-assignable computer software, proprietary or otherwise, and risk management, general ledger and fixed asset software (excluding data and related documentation), in each case which are owned, used or licensed by any Seller as licensee or licensor in connection with the Assets (but excluding player tracking data and other customer information or lists, fixed asset, general ledger and risk management data. Sellers will provide Purchaser with technical support to incorporate the fixed asset, general ledger and risk management data into Purchaser's computer systems.);

  (d) Any tax credits, refunds, carryforwards, operating losses and other tax attributes, including any rights to tax refunds accruing to the owner of the Assets for any period prior to the Closing Date;

  (e)  Any insurance refunds due and payable to Sellers;

  (f) The Sellers' tax returns, work papers, financial statements and ledgers, minute books, stock records and other records pertaining to the Sellers' financial records and corporate existence;

  (g) All rights of the bankrupt Sellers to claims or recoveries under Chapter 5 of the United States Bankruptcy Code;

  (h) All rights of Sellers to receive the proceeds of any pending litigation, arbitration or other pending adversary proceeding in which any Seller is a plaintiff or counter-plaintiff (including without limitation proceeds of insurance maintained by such Seller or by any third party, and rights of contribution and/or reimbursement from responsible tortfeasors and other parties, whether or not presently identified in any such proceeding), and proceeds obtained through settlement, judgment and the enforcement thereof;

  (i) All insurance recoveries relating or attributable to assets that are not part of the Assets, including without limitation, returns of premium;

  (j) All executory leases and contracts of Sellers not being acquired by Purchaser;

  (k) All rights of Sellers under employee benefit plans and related trusts and insurance policies and similar arrangements sponsored or maintained by Sellers for current or former employees; and

  (l) All licenses, permits, authorizations, franchises and similar items which cannot lawfully be transferred to or for the benefit of Purchaser.

                                  ARTICLE 2

                                PURCHASE PRICE

2.1 Computation of Purchase Price. The aggregate consideration to be paid by Purchaser to Sellers for the Assets shall be the assumption of the Assumed Liabilities as set forth in Article 3, and the payment of an amount ("Purchase Price") equal to the sum of:

  (a) Sixty Six Million Dollars ($66,000,000) (the "Base Price"), subject to increase as set forth in Section 2.2, plus

  (b)  the Separate Asset Value, plus or minus

  (c)  the aggregate amount of the Adjustments.

The term "Separate Asset Value" means the aggregate book value as of Closing of the PRC-Mississippi Current Assets and the PBLLC Current Assets (subject to a post-closing adjustment to credit Purchaser for the value of any "accounts receivable" described in Sections 1.1(e)(iii) and 1.1(f) above that remain uncollected by Purchaser by a date to be mutually agreed upon by Purchaser and Sellers), plus the Cage Cash, in each case determined in accordance with generally accepted accounting principles, consistently applied. The term "Adjustments" means an amount representing the net amount due Sellers or Purchaser after taking into account the following: (i) the book value of the Casino Obligations (as defined in Section 3(c) below) of PRC-Mississippi, which shall be a credit to Purchaser; (ii) the book value of the Business Obligations (as defined in Section 3(f) below) of PBLLC, which shall be a credit to Purchaser; (iii) the net adjustment resulting from the apportionments set forth in Section 2.4 below; (iv) the credit due Purchaser for unapplied security deposits as set forth in Section 2.5 below; (v) the net amount due Seller or Purchaser as a result of the real estate related apportionments in Sections 5.4 and 5.5 below; (vi) the Transfer Tax payable under Section 5.6 below, which shall be a credit to Purchaser; and (vii) any other net credit due Sellers or Purchaser as provided in this Agreement or another agreement executed by Sellers and Purchaser prior to Closing.

2.2 Increase in Purchase Price. If the Purchaser increases the amount of the consideration payable for the Assets in a successful attempt to outbid a proponent of a higher and better offer at or after the Auction referred to in Section 8.1, then the Purchase Price shall automatically be increased by an equal amount and the Purchaser and Sellers shall execute a written instrument to memorialize the increased Purchase Price.

2.3 Closing Payment. At Closing, Sellers shall deliver to Purchaser the Sellers' good faith written estimate of the Separate Asset Value and the net amount of the Adjustments as of Closing. Purchaser shall pay to Sellers at Closing, by wire transfer of immediately available funds, an amount equal to (a) the Base Price, plus (b) ninety percent (90%) of the Sellers' estimate of the Separate Asset Value and net Adjustments.
Within thirty (30) days after Closing, Sellers shall deliver to Purchaser the Sellers' final statement of the Separate Asset Value and the Adjustments, and Purchaser shall have thirty (30) days to review such statement and to object to any matter set forth therein. The Sellers shall furnish Purchaser with such additional information and documents as Purchaser shall reasonably request in connection with its review. If the Purchaser does not object to such statement within thirty (30) days after its receipt thereof, then such calculations shall be final and binding upon all parties of interest. If the Purchaser objects to Sellers' calculations in writing within such thirty (30) day period, then representatives of the parties shall meet promptly thereafter to resolve any disputes. To the extent the parties cannot reach an agreement on the amount of the Separate Asset Value or Adjustments, then such dispute shall be referred to a mutually agreeable accounting firm in St. Louis, Missouri (the "Independent Accounting Firm") for a final determination, the cost of such determination to be divided equally between Purchaser and Sellers, as a group, with Sellers' portion to be deducted from the Purchase Price. Within three (3) business days after the amount of the Separate Asset Value and Adjustments has been finally determined, whether by the concurrence of the Purchaser, the failure of the Purchaser to object, or the determination of the Independent Accounting Firm, the Purchaser shall pay to Seller the balance of the Separate Asset Value and Adjustments, or the Seller shall refund to Purchaser the amount by which ninety percent (90%) of the estimate at Closing exceeds the actual Separate Asset Value and Adjustments, whichever applies.

2.4  Risk of loss and apportionments.

  (a) The risk of loss with respect to the Assets, and all financial, operational and other risks and benefits associated with the Assets and Business Obligations, shall pass from Sellers to Buyer as of (i) 1:59:59 A.M. on the Closing Date, in the case of the Casino and the Casino Obligations, and (ii) 11:59:59 P.M. on the day immediately preceding the Closing Date, in the case of the Resort Hotel, Tower Hotel, Marina and Golf Course, and the respective Business Obligations relating thereto (the "Adjustment Time").

  (b) Without duplication for the Assumed Liabilities in Section 3(f), the following apportionments shall be made as of the Adjustment Time:

    (i) With respect to leases among the Executory Contracts under which a Seller is lessor, rents and additional rents for the month in which the Closing Date occurs (the "Closing Month") shall be allocated between Sellers, as a group, and Purchaser on a per diem basis. If past due rents or other sums are owing by tenants for any period prior to the Closing (the "Rent Arrearages"), then promptly after the Closing Date Purchaser shall bill all such tenants for sums owed and shall use its reasonable efforts to collect all Rent Arrearages. Rents collected after Closing shall be applied first to Rent Arrearages and then to current rents due. If, as and when the Purchaser collects payments from a tenant on account of Rent Arrearages, Purchaser shall hold such funds as trustee for the Sellers and shall pay an amount equal to the Rent Arrearages to Sellers within ten days after Purchaser or its agent receives each such payment.

    (ii) After the Closing, Purchaser shall deliver to Sellers a monthly collection report showing the sum, if any, paid by each tenant with respect to Rent Arrearages and the unpaid balance owed by such tenant pursuant to its lease through the end of such calendar month; such collection report shall be delivered to Sellers within ten days after the last day of each calendar month after the Closing until Sellers has received all Rent Arrearages. The Sellers shall have the right to review and audit the Purchaser's records with respect to the Rent Arrearages payable to or collected by Purchaser.

    (iii) All real and personal property taxes and assessments, rental payments, electric, gas, water, sewer and telephone charges and all other apportionable operating costs and charges and expenses with respect to the Assets, shall be allocated between Sellers and Purchaser as of the Adjustment Time on a per diem basis for the period for which assessed.

    (iv) All gaming revenues, food and beverage revenues, gift shop revenues, vending machines, in room movies, telephone and facsimile charges, room charges, meeting charges, event hosting fees, greens fees, tournament receipt and deposits, and other revenues associated with the Assets, shall be allocated between Sellers and Purchaser based on actual receipts through the Adjustment Time.

    (v) Charges under Executory Contracts (other than leases) affecting the Assets on the Closing Date, shall be allocated between Sellers and Purchaser on a per diem basis.

2.5 Security Deposits. Effective as of the Adjustment Time, Purchaser will receive a credit against the Purchase Price in an amount equal to all unapplied security deposits payable to tenants under Executory Contracts under which any Seller is lessor in effect on the Closing Date, and all deposits and prepayments made with respect to meetings, events and tournaments that will not occur until after Closing, against Purchaser's receipt and indemnification therefor. Upon making such credit, Purchaser will be deemed to have received all such security deposits and other deposits and shall be fully responsible for the same as if a cash amount equal to such security deposits and other deposits were actually delivered to Purchaser. Prior to the Closing, Sellers reserve the right to apply all security deposits as provided under the respective leases, and all other deposits in accordance with Sellers' historical practice.

2.6 Allocation. The Purchase Price shall be allocated in accordance with Internal Revenue Service ("IRS") Form Paragraph 8594 which shall be prepared by Purchaser and delivered to Seller within forty-five (45) days after the Closing Date for Seller's approval (not to be unreasonably withheld) and to be filed by Seller with the IRS. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in IRS Form Paragraph 8594 for all tax purposes and in all filings, declarations and reports with the IRS in respect thereof. In the event of any action, audit, hearing, investigation, litigation or any other proceeding in respect of this Agreement or any of the transactions contemplated hereunder, neither Purchaser nor Seller shall contend or represent that such allocation is not a correct allocation.

                                  ARTICLE 3

                          ASSUMPTION OF LIABILITIES

Subject to the entry by the Bankruptcy Court of the Sale Order as set forth in Article 8 below, effective as of Closing:

  (a) PRC-Mississippi and VVI (together, "Debtors") shall assume as their obligations as provided in Section 8.2, and shall assign to Purchaser in writing, all of Sellers' right, title and interest in and to the Executory Contracts to which they are parties;

  (b) PBLLC shall assign to the Purchaser all Executory Contracts to which it is a party;

  (c) Purchaser shall assume the accrued liability of PRC-Mississippi as of Closing to pay the ultimate winnings owed to individuals playing progressive slot machines, games primary progressive reserve, games reserve for top awards, slots reserve for top awards, poker progressive reserve, gift shop certificate liability, lost and found money, customer safekeeping deposits, players club accrual (or other outstanding complimentaries), outstanding chips/tokens and employee benefit accruals for holiday, vacation, personal day, sick day and severance benefits (collectively the "Casino Obligations").
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The progressive slot liability shall be determined by a meter reading by Purchaser and Seller at Closing. The remainder of the Casino Obligations shall be determined by Purchaser and Seller at Closing in accordance with good and customary gaming practice.

  (d) Purchaser shall assume all ordinary course, ongoing liabilities and obligations of PBLLC incurred with respect to the operation of the Tower Hotel and Resort Hotel, including but not limited to the obligations to provide rooms to customers then staying at the hotel or who then have confirmed or unconfirmed reservations, to host meetings, conventions, banquets and other events then in progress or booked for future performance, to process cash payments, credit card and other payments for services rendered prior to and after Closing (with all expenses and receipts to be prorated as provided in Section 2.4), to provide continuing space and/or services to concessionaires, and obligations relating to lost and found, safekeeping deposits, outstanding complimentaries and discounts, and employee benefit accruals for holiday, vacation, personal day, sick day and severance benefits (collectively, the "Hotel Obligations").

  (e) Purchaser shall assume all ordinary course, ongoing liabilities and obligations of PBLLC incurred with respect to the operation of the Marina, including but not limited to the obligations to provide temporary or indefinite mooring privileges to customers then having boats at the Marina or who have contracted for future mooring privileges, to process cash payments, credit card and other payments for services rendered prior to and after Closing (with all expenses and receipts to be prorated as provided in Section 2.4), and obligations relating to lost and found, long term storage, boat, motor and lift repairs and maintenance, outstanding discounts, and employee benefit accruals for holiday, vacation, personal day, sick day and severance benefits (collectively, the "Marina Obligations").

  (f) Purchaser shall assume all ordinary course, ongoing liabilities and obligations of PBLLC incurred with respect to the operation of the Golf Course, including but not limited to the obligations to provide tee times and fulfill tournament reservations, to process cash payments, credit card and other payments for services rendered prior to and after Closing (with all expenses and receipts to be prorated as provided in Section 2.4), and obligations relating to lost and found, equipment rental, repairs, outstanding discounts, and employee benefit accruals for holiday, vacation, personal day, sick day and severance benefits (collectively, the "Golf Course Obligations," and together with the Casino Obligations, Hotel Obligations and Marina Obligations, the "Business Obligations").

The Purchaser shall execute written instruments of assignment and assumption satisfactory to Sellers, by which Purchaser shall agree to assume as Purchaser's primary obligations, and to timely pay and perform the Business Obligations and all obligations of the Sellers arising under the Executory Contracts, to the extent such obligations accrue from and after the date of the Closing (collectively, the "Assumed Liabilities"). Before the hearing on the Sale Order, Debtors shall take all appropriate action to determine or to contest in good faith the cure amounts required to be paid to the various other parties to the Executory Contracts in order to permit the assumption by Debtors and assignment to Purchaser thereof pursuant to Section 365 of the Bankruptcy Code, and Debtors at their sole option shall either pay all such cure amounts in cash no later than Closing, or shall direct Purchaser in writing to pay such cure amounts out of the Cash Consideration otherwise required by this Agreement to be paid to Sellers at Closing. Other than the Assumed Liabilities and the Permitted Encumbrances, Purchaser is not assuming or, agreeing to pay for any liabilities or obligations of Sellers, or to take the Assets subject to any liability or encumbrances.

                                  ARTICLE 4

                        PHYSICAL CONDITION OF PROPERTY

Purchaser will inspect the Resort during the hereinafter described Inspection Period to the extent Purchaser deems necessary in connection with the transactions contemplated by this Agreement. Purchaser acknowledges that Sellers have not made and do not make and are unwilling to make any express or implied representations or warranties as to the present, past or future physical condition, income, expenses, operation, legality of occupancy or any other matter affecting or related to the Assets except as specifically set forth in Article 6 of this Agreement, including the schedules hereto. No representation, warranty or covenant made by any Seller in this Agreement or any document delivered pursuant hereto shall survive the Closing unless otherwise expressly provided in this Agreement. Purchaser agrees to purchase the Assets in their "AS IS" condition and acknowledges and accepts that Sellers disclaim all implied warranties that might otherwise be applicable, including, but not limited to, the warranty of merchantability and fitness under the Uniform Commercial Code. Purchaser has not relied upon, and Sellers are not liable or bound in any manner, by any verbal or written statements, representations, real estate brokers' "setups" or information pertaining to the Assets furnished by any real estate broker, agent, employee, servant or other persons unless the same are expressly set forth in this Agreement. The execution and delivery by Sellers at Closing of deeds, bills of sale, instruments of assignment and other documents, and the acceptance thereof by Purchaser, shall be deemed to be the full performance and discharge of every obligation of Sellers to be performed under this Agreement prior to the Closing Date and the truth or waiver of every representation or warranty made by Sellers in this Agreement or in any Schedule attached hereto or in any document, certificate, affidavit or other instrument delivered by Sellers or its agents at or in connection with the Closing, except for those warranties, representations and obligations of Sellers which this Agreement expressly provides are to survive the Closing.

                                  ARTICLE 5

                     CONDITION OF TITLE, TITLE INSURANCE

5.1 Title Matters. Within ten days from the effective date of this Agreement, Purchaser shall obtain at its sole cost and expense from First American Title Company (the "Title Company") a preliminary title report or commitment (the "Title Commitment") to issue an owner's policy of title insurance (the "Title Policy") insuring Purchaser's title to the Land to be good and indefeasible and having a policy amount of not more than $50,000,000 (the "Land Value"), subject only to the encumbrances listed on the schedule attached hereto as Schedule 5.1, encumbrances reflected on the Title Commitment and not objected to by Purchaser pursuant to this Section 5.1, and other liens and encumbrances not constituting objections to PBLLC's title in accordance herewith (together, the "Permitted Encumbrances"). A copy of PBLLC's existing survey and a copy of that portion of PBLLC's latest owner's title insurance policy relating to the Land shall be furnished by Sellers to the Purchaser. Within the Inspection Period (as hereinafter defined), Purchaser shall give written notice (the "Objection Notice") to Sellers of any conditions of title to which Purchaser objects and to which Purchaser is not obligated to take the Land pursuant to the provisions of this Agreement (the "Objections"), separately specifying and setting forth each of such Objections. If Sellers receive an Objection Notice, and the exceptions referenced therein are not cured within thirty (30) days after delivery by Purchaser of the Objections, Purchaser shall have the right to void this Agreement and receive a refund of all of its Deposit. If Purchaser fails to give Sellers an Objection Notice within such 30-day period, then all matters disclosed on the Title Commitment shall be deemed to be Permitted Encumbrances.

5.2 Responsibility of Sellers. Sellers shall not be required to expend a material amount of money or bring any action or proceeding or do any other thing in order to deliver the Assets or title to the Land as required by this Agreement. If Sellers deliver to Purchaser written notice (the "Response Notice") that PBLLC is unable to convey the Assets or title to the Land as required by this Agreement, Purchaser may, as its exclusive remedy, elect by written notice given to Sellers within five days after the Response Notice is given, either (a) to accept such title as PBLLC is able to convey without any reduction or abatement of the Purchase Price or (b) to terminate this Agreement in which event the Deposit shall be returned to Purchaser. If Purchaser fails to give notice of its election to terminate this Agreement within such five-day period, Purchaser shall be deemed to have waived said objections and to have elected to proceed with the transactions contemplated by this Agreement, but subject to any other conditions set forth herein.

5.3 Permitted Encumbrances. The existence of liens or encumbrances other than the Permitted Encumbrances or those which are permitted by this Agreement shall be deemed to be Permitted Encumbrances if the Title Company will insure Purchaser's title clear of the matter or will insure against the enforcement of such matter out of the Land, in each case under a policy in the amount of the Land Value.

5.4 Certain Taxes. Unpaid liens for real estate and personal property taxes for years prior to the fiscal year in which the Closing Date occurs and any other matter which any Seller is obligated to pay and discharge at the Closing shall not be deemed objections to title, but Seller's pro rata share of such taxes and each Seller's other such financial obligations, plus interest and penalties thereon, if any, shall be deducted from the Cash Consideration on the Closing Date.

5.5 Allocation of Costs. Purchaser shall pay the cost of obtaining the Title Commitment and Title Policy. Sellers shall pay the cost of recording the deeds to the Resort properties. Any other recording costs and expenses in connection with the Closing shall be allocated in accordance with the custom of the county in which the Resort is located.

5.6 Transfer Taxes. To the extent that any sales, use, recording or other transfer tax (the "Transfer Tax") is applicable to the conveyance of the Assets, Purchasers shall be responsible for payment of such tax, based on Purchaser's reasonable allocation of the Purchase Price, and such amount shall be credited to Purchaser as provided in Section 2.1. Purchaser hereby undertakes to timely remit all such taxes to the applicable taxing authority and to prepare and file all proper returns and reports with respect thereto. All fees and expenses incurred in connection with redocumentation of the Vessel with the United States Coast Guard shall be borne by Purchaser for its own account, and without reduction or credit to the Purchase Price.

                                  ARTICLE 6

                          REPRESENTATIONS OF SELLERS

Sellers hereby represent and warrant to Purchaser the following:

  (a) Debtors have all requisite corporate power and authority necessary to sell the Assets, but subject to the issuance of the Sale Order by the Bankruptcy Court.
                                   10

  (b) Schedule 1.1(a) attached to this Agreement sets forth the legal description of the Land, as generally taken from the existing title insurance policy of PBLLC with respect thereto. Except for the Land, PBLLC does not own any other real property as fee owner.

  (c) Schedule 6.1(c) attached to this Agreement sets forth a list of leases, subleases, licenses, concessions, options or other agreements, written or oral, under which any Seller has granted to any third party, whether as lessee or sublessee, the right to possess, or conduct its operations on, any portion of the Resort, except for leases of boat slips at the Marina to individual or corporate customers which have been entered into in the ordinary course of business for monetary rental payments.

  (d) Schedule 6.1(d) attached to this Agreement sets forth a list of all real property leased by each Seller in connection with its ownership and operation of any of the Businesses operated at the Resort, including but not limited to the lease of PBLLC from the State of Mississippi for the riparian land on which the marina and Casino are located (the "Tidelands Lease") and the lease of PBLLC from the State of Mississippi for the waterfront land immediately adjacent to such riparian land (the "Fastlands Lease").

  (e) Schedule 6.1(e) attached to this Agreement sets forth a list or description of contracts, agreements, licenses and commitments, other than those involving annual payments of $50,000 or less in the aggregate, to which a Seller is a party or by which a Seller, or any of the Assets is bound or affected of the type described below (each, a "Material Contract" and collectively, the "Material Contracts"):

    (i) employment agreements; collective bargaining agreements, multiemployer plan adoption agreements and other agreements affecting any union employee of such Seller; and deferred compensation agreements, relocation agreements and other agreements affecting any nonunion employee of such Seller;

    (ii) leases of any personal property, including but not limited to gaming equipment, food service machinery and equipment, and office, printing or computer equipment;

    (iii) license agreements, whether as licensor or licensee (excluding licenses from third parties implied by the sale of a product and paid up licenses for commonly available shrink wrap software applications);

    (iv) joint venture agreements, affiliation and endorsement agreements, advertising agreements with minimum purchase provisions or other undertakings which have not yet been satisfied by the applicable Seller, and public relations contracts;

    (v) contracts by which any material product or service offered by a Seller or any material operating function of a Seller (including without limitation gaming, food service, hotel service, personnel and security) have been outsourced to a third party;

    (vi) any guarantee or other pledging of the Sellers' credit or financial resources for the obligations of officers, directors, employees or affiliates of such Seller or any other person or entity;
(vii)any contract that has been entered into outside of the ordinary course of a Seller's business (other than contracts incurred in connection with the sale of the Assets); and

    (viii) any other contract, agreement, commitment, understanding or instrument which is material to a Seller or to the operation of the Assets.

  (f) Schedule 6.1(f) attached to this Agreement contains a complete and accurate list and summary description of all registered trademarks and service marks owned by Sellers or their affiliates, and all licenses and rights of use granted by Sellers to any third party. All copyrights, trademarks and service marks that have been registered are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within 90 days after the Closing Date. No such copyright, trademark or service mark has been or is now involved in any interference, reissue, reexamination or opposition proceeding. To Sellers' knowledge, none of the Registered Intellectual Property Rights of Sellers infringes, or has been alleged to infringe, any copyright, trademark, service mark or other proprietary right of any other person or entity.

  (g) Schedule 6.1(g) attached to this Agreement sets forth a list of all permits, licenses, franchises, zoning rights, privileges and other governmental authorizations (collectively, the "Governmental Permits") held by Sellers in connection with the operation of the Businesses. To Sellers' knowledge, no other such items are required for the operation of the Businesses except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. Copies of all of the Governmental Permits have heretofore been delivered to Purchaser by Sellers.

  (h) Schedule 6.1(h) attached to this Agreement lists the names, addresses, dates of hire and current wage and salary rates of all of Sellers' employees and officers as of the date indicated therein.
Sellers have paid in full to all employees and officers, as and when such amounts have become due, or made appropriate accruals therefor on its books of account, all salary, wages, commissions, bonuses and other direct compensation for all services performed by them. Sellers have withheld or collected from each payment made to each of its employees the amount of all taxes required to be withheld or collected therefrom, and Sellers have paid the same when due to the proper authorities. Except as disclosed in Schedule 6.1(h), there are no controversies, grievances or claims pending with any Seller by any of Sellers' employees, former employees or beneficiaries of employees of Sellers with respect to their employment or benefits incident thereto, including, but not limited to, sexual harassment and discrimination claims and claims arising under workers' compensation laws ("Employee Claims") which have not been resolved and, to the best of the applicable Seller's knowledge, no basis exists therefor. Except as listed in Schedule 6.1(h), there is no union representation of any of the Sellers' employees, and, to each Seller's knowledge, there has been no attempt by a labor organization to organize such Seller's employees into a collective bargaining unit.

  (i) Except as set forth in Schedule 6.1(i), no Seller is a party to, nor has any Seller established, any pension, profit-sharing, cafeteria, medical reimbursement, 401(k), retirement, deferred compensation, stock option, incentive, vacation, hospitalization, medical, disability or life insurance, severance, termination, bonus or other employee benefit plan, contract, arrangement or understanding of such Seller or any person, corporation, partnership, or other entity required to be aggregated with, or treated as the same employer as such Seller under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the Internal Revenue Code of 1986, as amended ("Code") (collectively hereinafter referred to as an "ERISA Affiliate"), whether or not covered by ERISA or qualified within the meaning of Section 401(a) of the Code, and whether single-employer or multi-employer, which is presently in force or which has been terminated within the six calendar year period prior to this year. Each Seller represents that the employee benefit and welfare plans set forth in
Schedule 6.1(i) applicable to such Seller do not qualify for the special provisions for multi-employer plans set forth in 29 U.S.C. Paragraph 1384 and this Agreement does not invoke a complete or partial withdrawal as contemplated by 29 U.S.C. Paragraph 1384, or the attendant penalties and liabilities to Purchaser as set forth therein.

  (j) The execution, delivery and performance by PBLLC of this Agreement and other documents to be executed by PBLLC pursuant hereto, (i) are within the corporate or other powers of PBLLC, (b) have been duly authorized by all requisite action of the board of managers or other governing body of PBLLC, and (c) do not violate, conflict with or constitute a breach or default under (i) any provision of the articles of organization, operating agreement or other charter document of PBLLC,
(ii) any federal, state, county or municipal law or regulation, (iii) any judgment, decree or other order of a court of competent jurisdiction applicable to PBLLC or affiliates of PBLLC, or (iv) any contract, agreement or other instrument to which PBLLC or any affiliate of PBLLC is a party, except where any such violation, conflict, breach or default will not have a material adverse effect on the transactions contemplated by this Agreement or on the ability of PBLLC to perform its obligations hereunder and under each other agreement, instrument and document to be executed and delivered by PBLLC pursuant to this Agreement.

                                  ARTICLE 7

                         REPRESENTATIONS OF PURCHASER

Purchaser hereby represents and warrants to Sellers the following:

  (a) Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of Mississippi, and is duly qualified to transact its business in Mississippi as a foreign limited liability company;

  (b) Purchaser has all requisite power and authority necessary to purchase the Assets and to execute, deliver and perform this Agreement;

  (c) Purchaser is a citizen of the United States within the meaning of 46 U.S.C. Paragraph 2, authorized to own and operate the Vessel in the coastwise trade;

  (d) Purchaser has had full opportunity to inspect the Resort, its various components and systems, and Purchaser is relying solely on the representations of Sellers in Article 6 and on Purchaser's own evaluation of the seaworthiness of the Vessel and the condition and suitability of the Businesses at the Resort in connection with Purchaser's agreement to purchase the Assets;

  (e) all documents and information furnished by Purchaser to any of the Sellers with respect to Purchaser's financial condition, financing from BancCorp South and capability of operating a gaming establishment are true, correct and complete in all material respects;

  (f) neither Purchaser, any affiliate of Purchaser nor any person providing financing for the acquisition of the Assets or Purchaser's operation of the Businesses, is now or was previously under indictment for or convicted of any criminal offense that could reasonably be expected to have a material adverse effect on Purchaser's relicensing of the Casino; and

  (g) The execution, delivery and performance by Purchaser of this Agreement, the Purchaser Note, each security document to which Purchaser is a party that secures the Purchaser Note, and other documents to be executed by Purchaser pursuant hereto, (i) are within the corporate or other powers of the Purchaser, (b) have been duly authorized by all requisite action of the board of managers or other governing body of Purchaser, and (c) do not violate, conflict with or constitute a breach or default under (i) any provision of the articles of organization, operating agreement or other charter document of Purchaser, (ii) any federal, state, county or municipal law or regulation, (iii) any judgment, decree or other order of a court of competent jurisdiction applicable to Purchaser or affiliates of Purchaser, or (iv) any contract, agreement or other instrument to which Purchaser or any affiliate of Purchaser is a party, except where any such violation, conflict, breach or default will not have a material adverse effect on the transactions contemplated by this Agreement or on the ability of Purchaser to perform its obligations hereunder and under each other agreement, instrument and document to be executed and delivered by Purchaser pursuant to this Agreement.

                                  ARTICLE 8

                          BANKRUPTCY COURT APPROVALS

8.1 Expense Reimbursement and Auction Procedures. Promptly following the execution of this Agreement (and in no event later than three business days thereafter), PRC-Mississippi and VVI shall file a joint motion with the Bankruptcy Court seeking an order authorizing the reimbursement to Purchaser of its reasonable out-of-pocket expenses incurred in connection with the negotiation of this Agreement and the investigation of the Resort, not to exceed $500,000 (the "Expense Reimbursement") in the event that the Closing fails to occur due to the acceptance by Sellers, or any trustee acting on behalf of Sellers, of a competing offer for the Resort or any material portion of the Resort of any person other than Purchaser or an affiliate of Purchaser. The Expense Reimbursement shall be an administrative expense claim under 11 U.S.C. Paragraph 503(b) and a surcharge under 11 U.S.C. Paragraph 506(c), payable in full by Sellers to Purchaser concurrently with the closing of the transaction with such competing party; and upon acceptance of such offer, the Sellers shall instruct the Escrow Agent to return the Deposit to Purchaser. In addition, Debtors may seek further orders of the Bankruptcy Court authorizing and directing PRC-Mississippi and VVI to sell the Resort to Purchaser, subject to higher and better offers to be solicited in accordance with the following bidding guidelines in this
Section 8.1. Promptly following the execution of this Agreement, the Sellers shall instruct their professional advisors to advertise the availability of the Assets for purchase through such advertising and media as such advisors deem appropriate to attract competing bidders at an outcry auction ("Auction") to be held at the office of Sellers' counsel on or about December 16, 2004. To the extent any other bidder desires to make an offer to purchase the Assets, such bidder shall, at least five (5) days prior to the Auction (or such shorter time as Sellers may allow in their sole discretion), deliver to the Sellers (i) a refundable cash deposit of $1,000,000, (ii) proof of such bidder's financial ability to consummate a purchase of the Assets, (iii) a markup of this Agreement, reflecting the changes required by such third party as a condition to its offer; and (iv) a written irrevocable offer, subject to no unperformed due diligence or conditions for an expense reimbursement, specifying the amount of cash or other consideration offered by such bidder for the Assets. The determination of which bidder has submitted the highest and best offer for the Assets at the auction shall be made by PRC-Mississippi or the Bankruptcy Court after consultation with other interested parties, subject to final determination by the Bankruptcy Court. No written offer will be considered unless the aggregate consideration to the Sellers under such bid is at least $700,000 more than the Purchase Price, and thereafter each successively higher bid must be $100,000 greater than the then prevailing bid. Each person submitting an offer in compliance with this section shall be a "Qualified Bidder." The Sellers shall use their commercially reasonable efforts to obtain, within thirty (30) days after the execution of this Agreement, an order of the Bankruptcy Court approving, at a minimum, the Expense Reimbursement identified in the first sentence of this Section 8.1. Both Purchaser's and Sellers' obligations to complete the sale and purchase of the Assets are conditioned upon the Bankruptcy Court's entry of such order.

8.2 Sale Order. Promptly following the Auction, and in no event later than three business days thereafter, PRC-Mississippi and VVI will file a joint motion for an order of the Bankruptcy Court in form reasonably satisfactory to the Purchaser (and for purposes of this Section 8.2 and other provisions of this Agreement to be performed after the Auction, the term "Purchaser" shall mean the successful bidder for the Assets) and consistent with this Agreement (the "Sale Order"). The Sale Order shall
(i) order the sale of the Assets to the Purchaser pursuant to Section 363(b) of the Bankruptcy Code, on the terms and conditions set forth in this Agreement and authorize PRC-Mississippi and VVI to proceed with this transaction, (ii) approve the assumption by PRC-Mississippi and VVI and assignment to Purchaser (subject to Purchaser's consent, where applicable) of the Executory Contracts under Section 365 of the Bankruptcy Code, (iii) order that the sale of the Assets shall be free and clear of all liens, claims, interests and encumbrances other than Permitted Encumbrances; (iv) include specific findings that: (a) Purchaser is a good faith purchaser of the Assets and under 11 U.S.C. Paragraph 363(m) is entitled to all protections thereby; that Purchaser is not a successor to PRC-Mississippi or VVI and this Agreement does not constitute a de facto merger or consolidation; Purchaser is not a mere consolidation or substantial continuation of the Businesses; Purchaser is entering the sale in good faith; (b) any objections to the Agreement and related transactions are overruled; (c) any subsequent bankruptcy proceedings by PRC-Mississippi or VVI (or reorganized entities succeeding thereto) or dismissal of the Chapter 11 proceeding shall not affect the Agreement or related transactions; (d) that PRC-Mississippi and VVI have full authority to execute the Agreement; all necessary corporate action has been taken; no consents or approvals other than those expressly provided in the Agreement are required for consummation of the Agreement and related transactions; (e) approval of the Agreement and consummation of the transactions contemplated hereby are in the best interest of PRC-Mississippi and VVI and their creditors and estates; (f) PRC-Mississippi and VVI have demonstrated both good, sufficient and sound business purpose and justification for the sale pursuant to 11 U.S.C. Paragraph 363 prior to, and outside of a Plan of Reorganization; (g) reasonable opportunity to object or be heard with respect to the Sale Motion has been afforded to all interested entities; (h) the Agreement was negotiated, proposed and entered into by the parties hereto, without collusion, in good faith, and from arms-length bargaining positions with parties represented by counsel and financial advisors; (i) the terms and conditions of the Agreement and related transaction are fair and reasonable; (j) the Bankruptcy Court retains exclusive jurisdiction to enforce the Sale Order; and (k) such other items as are reasonably acceptable to Purchaser. Both Purchaser's and Sellers' obligations to complete the sale and purchase of the Resort are conditioned upon the Bankruptcy Court's entry of the Sale Order.

                                  ARTICLE 9

                                  APPROVAL

9.1 Modification of Fastlands Lease. Promptly after the entry of the Sale

Order, Purchaser shall seek approval from the State of Mississippi of an amendment to the Fastlands Lease, or a new lease with economic terms and duration identical to the Fastlands Lease in all material respects, which grants to Purchaser the right to construct a condominium development on the property covered by the Fastlands Lease, subject to compliance with all applicable state and local laws affecting such development. From time to time at any Seller's written request, Purchaser shall deliver a written update of the status of such modification and the most recent communications between Purchaser and the State of Mississippi. It shall be a condition to Purchaser's obligation to proceed with Closing that such modification shall have been granted by the State of Mississippi.

9.2 HSR Act Notification. Within five (5) business days after the entry of the Sale Order, each of Seller and Purchaser shall file or cause to be filed an appropriate notification and report form with the Federal Trade Commission and the Department of Justice, Antitrust Division under The Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and shall request early termination of the waiting period thereunder. Each party shall cooperate with the other to exchange all information reasonably requested by the other party in order to complete its form, and otherwise shall take all action required by the HSR Act and regulations thereunder (including payment of the filing fee, in the case of Purchaser). It shall be a condition to each party's obligation to proceed with Closing that the waiting period under the HSR Act shall have expired or been terminated by the Federal Trade Commission.

                                  ARTICLE 10

                                   CLOSING

The consummation of the transactions described in this Agreement (the "Closing") shall occur on or before March 31, 2005 (the "Closing Date") at a location to be mutually agreed upon by the parties.

                                  ARTICLE 11

                  DOCUMENTS TO BE DELIVERED ON CLOSING DATE

11.1 By Sellers. At or prior to the Closing, each Seller, as applicable, shall execute and/or deliver the following to Purchaser, each in form and substance reasonably satisfactory to Purchaser and consistent with the terms of this Agreement:

  (a) Special Warranty Deeds in form sufficient to convey the Resort to Purchaser and to enable Purchaser to obtain an owner's policy of title insurance as described in Section 5.1.

  (b) Bills of Sale, vehicle title certificates and other instruments of transfer requested by Purchaser consistent with the terms of this Agreement, for personal property covered by this Agreement.

  (c) Instruments of assignment and assumption, pursuant to which the applicable Seller assigns and conveys to Purchaser the leasehold interest in and to (i) the Public Leaseholds; (ii) the Broadwater Tower Leasehold; and (iii) the Executory Contracts; in each case together with or subject to the consent of any third party whose consent is required for the effectiveness of such assignment (the "Assignment and Assumption Instruments").

  (d) A rent roll for the Resort (the "Rent Roll"), listing each lessee, the monthly base rent payable, lease expiration date and unapplied security deposit as of the Closing Date.

  (e) The originals or copies of the leases described in the Rent Roll, possession of which shall be delivered to Purchaser at the Resort.

  (f) The original Certificate of Documentation of the Vessel to be delivered to the United States Coast Guard, National Vessel Documentation Center.

  (g) A non foreign affidavit for Sellers complying with the requirements of Internal Revenue Code Section 1445(f)(3) and the regulations promulgated thereunder.

  (h) Such other documents and instruments as may be required in this Agreement or reasonably requested by Purchaser or its title insurer in order to consummate the transactions described in this Agreement.

11.2 By Purchaser. At or prior to the Closing, Purchaser shall execute and/or deliver the following to Sellers:

  (a) The Purchase Price (net of the Deposit which shall be distributed by the Escrow Agent to Sellers for application to the Purchase Price) plus 90% of Seller's estimate of the Separate Asset Value and the Net Adjustments, by wire transfer of immediately available funds.

  (b)  The Assignment and Assumption Instruments.

  (c) Organization and authority documents of Purchaser satisfactory to the Sellers, including copies (certified by the secretary of Purchaser) of the resolutions of the Purchaser's Board of Directors or other documentation authorizing the execution, delivery and performance of this Agreement and the transactions and documents contemplated herein;

  (d) A written notice of the acquisition of the Assets by Purchaser, originally executed by Sellers and Purchaser, copies of which Sellers shall transmit to all tenants and to other parties affected by the sale and purchase of the Assets. Such notice shall be prepared by the Sellers, and shall inform the addressees of the sale and transfer of the Assets to Purchaser and contain appropriate instructions relating to the payment of future rentals, the giving of future notices, and other matters reasonably required by Purchaser. The said notices shall (i) specify that unapplied security deposits under the tenant leases have been delivered to the Purchaser and that the Purchaser is responsible for the refund thereof and (ii) be adequate under local law to relieve Sellers of all liability for return of such deposits.

  (e) Such other documents and instruments as may be required in this Agreement or by the Title Company in order to consummate the transactions described in this Agreement.

                                  ARTICLE 12

                             BREACHES AND REMEDIES

12.1 Breach by Purchaser. If the sale of Assets contemplated by this Agreement is not consummated because of Purchaser's breach or failure to perform its obligations hereunder, which failure is not remedied within ten (10) days after written notice demanding performance, each Seller shall be entitled to pursue any remedy at law or in equity. Escrow Agent shall release the Deposit to Sellers upon request, and such Deposit shall be credited toward any damages to which any Seller may be entitled.

12.2 Breach by Sellers. If the sale contemplated by this Agreement is not consummated because of a Seller's breach or failure to perform its obligations hereunder, which failure is not remedied within ten (10) days after written notice demanding performance, Purchaser shall be entitled, as its exclusive remedies, to elect either (a) to terminate this Agreement and have the Deposit returned to it or (b) to enforce specific performance of such Seller's obligations under this Agreement; provided, however, that no Seller shall be required to expend any money other than the amounts provided in this Agreement, or to take any action other than delivery of the items provided in this Agreement, in connection with such specific performance.

12.3 Enforcement Costs. The non-breaching party in any legal action to enforce this Agreement shall be entitled to recover against the breaching party its costs and expenses, including reasonable attorneys fees and court costs, incurred by such non-breaching party in enforcing its remedies hereunder.
                                  ARTICLE 13

                     DAMAGE, DESTRUCTION OR CONDEMNATION

13.1 Insurance. Each Seller, as applicable, agrees to maintain its present policies of casualty, hazard, flood and public liability insurance covering the Resort in full force and effect from the date of this Agreement through and including the Closing Date.

13.2 Substantial Damage. If on or before the Closing Date either (a) all or a substantial part of the Resort is damaged or destroyed by fire or the elements or by any other cause and such damage is not repaired, or
(b) all or a substantial part of the Land is taken by condemnation or other power of eminent domain, Purchaser or Sellers may, by written notice given to the other within ten days after Purchaser shall have notice of the occurrence or the taking (but in no event after the Closing
Date), elect to terminate this Agreement.

13.3 Other Damage. If either (a) a substantial part of the Resort is damaged or destroyed or a substantial part of the Land is taken by condemnation or other power of eminent domain but this Agreement is not canceled as provided in Section 13.2, or (b) on or before the Closing Date, an insubstantial part of the Resort is damaged or destroyed and such damage is not repaired, or an insubstantial part of the Land is so taken, then neither Purchaser nor Sellers shall have the right to terminate this Agreement based upon such damage, destruction or taking, and on the Closing Date,

    (i) Sellers shall credit the Purchase Price with an amount equal to any sums of money collected by any Seller under its policies of insurance or renewals thereof insuring against the loss in question (after deducting (1) any expenses incurred by such Seller in collecting such insurance and (2) any amount that such Seller shall have paid, agreed to pay, or shall have been obligated to pay for repairs or restoration of the damage), and Sellers shall assign, transfer and set over to Purchaser all of Sellers' right, title and interest in and to said policies with respect to the Land or Resort and any further sums payable under said policies (provided that in no event shall the credits and insurance proceeds assigned exceed the cost of unrepaired damage), and

    (ii) Sellers shall assign, transfer and set over to Purchaser all of Sellers' right, title and interest in and to any awards that may be made for any taking by condemnation or other power of eminent domain.

                                  ARTICLE 14

                                   BROKERS

14.1 For Purchaser. Purchaser represents and warrants to Sellers that neither Purchaser nor any entity related to Purchaser has dealt with any broker or other person or entity who would be entitled to a commission or other brokerage fee from a Seller claiming by, through or under Purchaser, in connection with the transactions described in this Agreement. Purchaser agrees to indemnify, defend and hold each Seller harmless of and from any loss, cost, damage or expense (including reasonable attorneys' fees and court costs) arising out of any inaccuracy in the representation or warranty made by Purchaser in the preceding sentence.

14.2 For Sellers. Sellers represent and warrant to Purchaser that (except for Innovation Capital Holding LLC and Harbour Financial, LLC, as business consultants), none of the Sellers has dealt with any broker or other person or entity who would be entitled to a commission or other brokerage fee from Purchaser claiming by, through or under such Seller, in connection with the transactions described in this Agreement. Each Seller agrees to indemnify, defend and hold Purchaser harmless of and from any loss, cost, damage or expense (including reasonable attorneys' fees and court costs) arising out of any inaccuracy in the representation or warranty made by such Seller in the preceding sentence.

14.3 Survival. Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Article shall survive the Closing and any prior termination of this Agreement for any reason whatsoever.

                                  ARTICLE 15

                                   NOTICES

Any notice given or required to be given pursuant to any provision of this Agreement shall be in writing and shall either be personally delivered or sent by telecopy or by a reputable commercial courier service guaranteeing overnight delivery, and shall be deemed to have been given upon receipt if personally delivered or sent by telecopy, or upon delivery to such courier, with delivery charges prepaid, if sent by such a courier, in either case addressed as follows:

Purchaser:              Broadwater Properties, LLC
                        11400 Reichold Road
                        Gulfport, MS 39503
                        Attn:  Roy Anderson, III
                        Fax: (228) 896-4078
                        Phone: (228) 896-4000

with a copy to:         Byrd & Wiser
                        145 Main  Street
                        P.O. Box 1939
                        Biloxi, MS  39533
                        Attn:  Robert A. Byrd
                        Fax:228-432-7029
                        Phone:228-432-8123

Seller:                 President Riverboat Casino-Mississippi, Inc.
                        President Broadwater Hotel, LLC
                        Vegas Vegas, Inc.
                        c/o President Casinos, Inc.
                        800 North First Street
                        St. Louis, MO 63102
                        Attn:  Mr. John S. Aylsworth
                        Fax:314-622-3172
                        Phone:314-622-3140

with a copy to:         David A. Lander
                        Gerard K. Sandweg, Jr.
                        Thompson Coburn LLP
                        One US Bank Plaza
                        St. Louis, MO  63101
                        fax:314-552-7000
                        phone:314-552-6000

Either party may, by giving notice to the other in the manner set forth above, change the address to which notices shall be sent to it, provided that any such change of address shall be effective three days after it is given. The legal counsel for each party to this Agreement may give notices on behalf of its client with the same force and effect as if such notice was given directly by such party.

                                  ARTICLE 16

                                  ASSIGNMENT

Neither the rights of Purchaser hereunder, nor any portion thereof, may be assigned; provided, however, that by written notice to Sellers given at least ten days prior to Closing, Purchaser may assign all of its interest in this Agreement and the Deposit to an entity controlled by Purchaser or Purchaser's principals, but such assignment shall not relive Purchaser of its obligation to proceed with Closing and to perform its other obligations hereunder if such assignee fails to do so. In addition, Purchaser or such assignee may collaterally assign all of its rights under this Agreement to a financial institution providing financing to Purchaser or such assignee for the purchase of the Assets.

                                  ARTICLE 17

                                  INSPECTION

17.1 Inspection Period. Within ten business days after the effective date of this Agreement, Sellers shall deliver to Purchaser all documents in their possession regarding the Assets, including (but not limited to) site plans, building plans, surveys, permits, studies (including all environmental and wetlands phases), reports, leases, contracts, and other agreements which affect the Resort. Purchaser shall complete its physical inspection of the Resort, at its sole cost and expense on or before the date which is the earlier of (a) thirty (30) days after the date of this Agreement, and (b) 48 hours in advance of the Bankruptcy Court hearing on the motion to approve the Expense Reimbursement (the "Inspection Period"). During the Inspection Period, Purchaser has the right to terminate this Agreement for any reason, upon written notice delivered to Sellers or their counsel. If Purchaser elects to terminate this Agreement during the Inspection Period, then the Deposit shall
promptly be refunded to Purchaser.    If Purchaser does not give Sellers
written notice during the Inspection Period of Purchaser's election to terminate this Agreement, the Deposit of Purchaser shall become non-refundable except as otherwise provided in Section 8.1 above.

 17.2 Purchaser's Entry. At any time during the Inspection Period, Purchaser, and its agents and representatives, shall have the right at reasonable times and subject to rights of tenants under existing leases, to enter the Resort for the purpose of making inspections and tests specified in this Agreement. Following any such entry or work, unless otherwise directed in writing by a Seller, Purchaser shall return the Resort to the condition each was in prior to such entry or work, including the recompaction or removal of any disrupted soil or material as a Seller may reasonably direct. All such inspections and tests and any other work conducted or materials furnished with respect to the Resort by or for Purchaser shall be paid for by Purchaser as and when due and Purchaser shall indemnify, defend, protect and hold harmless Sellers and the Resort of and from any and all claims, liabilities, demands, losses, costs, expenses (including reasonable attorneys' fees), damages or recoveries, including those for injury to person or property, arising out of or relating to any such work or materials or the acts or commissions of Purchaser, its agents or employees in connection therewith.

                                  ARTICLE 18

                               INDEMNIFICATION

The Purchaser hereby agrees, from and after the Closing (if the Closing occurs), to indemnify and hold harmless each Seller and its directors, officers, employees, agents, stockholders and affiliates from, against and in respect of any and all damages, costs, liabilities, losses, judgments, penalties, fines, expenses and other costs (including but not limited to reasonable attorney's fees) arising from or relating to (a) any and all of the Assumed Liabilities, and (b) the Sellers' enforcement of this obligation and the other obligations of the Purchaser to be performed from and after the Closing.
                                  ARTICLE 19

                                MISCELLANEOUS

19.1 Successors and Assigns. This Agreement is binding upon and shall inure to the benefit of the parties hereto, and their respective successors, trustees and permitted assigns.

19.2 Time. Wherever under the terms and provisions of this Agreement the time for performance falls upon a Saturday, Sunday or legal holiday, such time for performance shall be extended to the first business day thereafter.

19.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which when taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been executed by each of the parties hereto and delivered to each of the other parties hereto.

19.4 Captions and References. The captions at the beginning of the several paragraphs, Sections and Articles are for convenience in determining the context, but are not part of this contract. Unless otherwise specifically set forth in this Agreement to the contrary, all references to Exhibits contained in this Agreement refer to the Exhibits which are attached to this Agreement, all of which Exhibits are incorporated in, and made a part of, this Agreement by reference. Unless otherwise specifically set forth in this Agreement to the contrary, all references to Articles, Sections, paragraphs and clauses refer to portions of this Agreement.

19.5 Severability. If any term or provision of this Agreement shall be held to be illegal, invalid, unenforceable or inoperative as a matter of law, the remaining terms and provisions of this Agreement shall not be affected thereby, but each such remaining term and provision shall be valid and shall remain in full force and effect.

19.6 Integration Clause. This Agreement and the other writings referred to in, or delivered pursuant to, this Agreement, embody the entire understanding and contract between the parties hereto with respect to the Assets and supersede any and all prior agreements and understandings between the parties hereto, whether written or oral, formal or informal, with respect to the subject matter of this Agreement. This Agreement has been entered into after full investigation by each party and its professional advisors, and neither party is relying upon any statement, representation or warranty made by or on behalf of the other which is not expressly set forth in this Agreement.

19.7 Amendments. No extensions, changes, waivers, modifications or amendments to or of this Agreement, of any kind whatsoever, shall be made or claimed by Sellers or Purchaser, and no notices of any extension, change, waiver, modification or amendment made or claimed by Sellers or Purchaser shall have any force or effect whatsoever, unless the same is contained in a writing and is executed by the party against whom such matter is asserted.

19.8 Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of Missouri.

19.9 Expenses. Each party hereto shall pay all charges specified to be paid by them pursuant to the provisions of this Agreement and their own attorney's fees in connection with the negotiation, drafting and closing of this Agreement, unless otherwise set forth herein.

19.10 No Third Party Beneficiaries. Purchaser and Sellers agree that this Agreement has been entered into solely for the benefit of Purchaser and Sellers and no other person or entity, it being the intention of Purchaser and Sellers that no person or entity not a party to this Agreement shall have any right or standing to (a) bring any action against Purchaser or Sellers based on this Agreement, or (b) assume that any provision of this Agreement will be enforced or remain unmodified or unwaived, or (c) assert that it or he is or should be or was intended to be a beneficiary of any provision of this Agreement.

19.11 Jurisdiction. Each party hereby submits to the jurisdiction of the Bankruptcy Court for the determination of any and all disputes arising under the terms of this Agreement; provided, however, at such time, if any, as PRC-Mississippi and VVI may be reorganized or may have their respective bankruptcy cases dismissed, the parties at their election may enforce the provisions of this Agreement in any court of competent jurisdiction, or in the Bankruptcy Court if and to the extent it has continuing jurisdiction over the party or parties involved in such dispute.

IN WITNESS WHEREOF, the parties have caused this Sale and Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

                                    SELLERS:

                                    PRESIDENT RIVERBOAT CASINO-MISSISSIPPI,
                                    INC.

                                    By:     /s/ Ralph J. Vaclavik
                                    Name:   Ralph J. Vaclavik
                                    Title:  Sr. VP & CFO


                                    VEGAS VEGAS, INC.

                                    By:     /s/ Ralph J.Vaclavik
                                    Name:   Ralph J. Vaclavik
                                    Title:  Sr. VP & CFO


                                    PRESIDENT BROADWATER HOTEL, LLC

                                    By  BROADWATER HOTEL, INC., its
                                        Managing Member

                                        By:     /s/ Ralph J. Vaclavik
                                        Name:   Ralph J. Vaclavik
                                        Title:  Sr. VP & CFO


                                    PURCHASER:

                                    BROADWATER PROPERTIES, LLC

                                    By:     /s/ Roy Anderson III
                                    Name:   Roy Anderson III
                                    Title:  Partner


                                    By:     /s/ W.C. Fore
                                    Name:   W.C. Fore
                                    Title:  Partner